Exhibit 99.1

                Ibis Technology Announces Agreement in Principle
                        to Settle Securities Litigation

     DANVERS, Mass.--(BUSINESS WIRE)--Oct. 2, 2006--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced that it has reached an agreement in principle to settle the consolidated securities class action litigation pending in the United States District Court of Massachusetts against the Company and its President and CEO. The settlement is subject to negotiation and execution of a formal settlement agreement and to final Court approval. The proposed settlement provides for a payment to the plaintiffs of $1.9 million, which amount will be funded entirely by the Company's insurance carrier.

     About Ibis Technology

     Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq Global Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     This release contains express or implied forward-looking statements regarding, among other things, expected Court approval of the class action litigation settlement described above and payment of the settlement amount by the Company's insurance carrier. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All information set forth in this press release is as of October 2, 2006, and Ibis undertakes no duty to update this information unless required by law.


     CONTACT: Company Contact:
              Ibis Technology Corporation
              William J. Schmidt, 978-777-4247
              Chief Financial Officer
              or
              IR Agency Contact:
              Bill Monigle Associates
              Bill Monigle, 941-497-1622
              President